Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our report dated April 17, 2013, with respect to the financial statements of Western Asset Emerging Markets Debt Fund, a series of Legg Mason Partners Income Trust, as of February 28, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
New York, New York
August 28, 2013